Exhibit 10.47

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Neuronetics, Inc. (together with its subsidiaries, the “Company”) and Daniel L. Reuvers (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executives wishes to be employed by the Company, on the terms and conditions set forth herein; and

WHEREAS, the parties wish to enter into this Agreement to memorialize the terms of Executive’s continued employment by the Company.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1.Duration of Agreement. This Agreement is effective as of the date that Executive commences his employment with the Company (the “Effective Date”), which is expected to be March 23, 2026, and has no specific expiration date. Unless terminated by agreement of the parties, this Agreement will govern Executive’s employment by the Company until that employment ceases.
2.Title; Duties.
2.1.Executive will be employed as the Company’s President and Chief Executive Officer. Executive will devote his best efforts and substantially all of his business time and services to the Company to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time. Executive shall report to the Company’s Board of Directors (the “Board”). Except as otherwise set forth in Section 2.2, Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Board; provided, however, that without such consent, Executive may engage in charitable, non-profit and public service activities, so long as such activities do not in any respect interfere or conflict with Executive’s performance of his duties and obligations to the Company; and provided further that Executive may serve on for-profit boards of directors (other than the Board) only with the consent of the Board.
2.2.During the term of this Agreement, Executive agrees not to serve on more than two (2) external, for-profit boards of directors. Executive and the Board will periodically discuss whether continued outside for-profit board service is consistent with the requirements of Section 2.1 as well as the policies of proxy advisory firms and institutional investors. Executive agrees to comply with any reasoned decision of the Board with respect thereto.
2.3.The Board intends to appoint Executive to serve as a member of the Board contemporaneously with or as promptly as practicable after the Effective Date. Thereafter, Executive’s election to serve as a continuing director on the Board shall be determined by the Company’s stockholders.

3.Place of Performance. Executive will substantially perform his services hereunder at the principal executive offices of the Company in Malvern, PA; provided, however, that, unless otherwise determined by the Board, Executive may perform such services on a remote basis consistent with the Company’s other senior executives; and provided, further, however, that Executive may be required to travel from time to time for business purposes.
4.Compensation.
4.1.Base Salary. Executive’s annual salary (the “Base Salary”) will be seven hundred thirty thousand dollars ($730,000), paid in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed annually, generally in the first quarter of the fiscal year, by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee will make recommendations to the Board concerning, and the non-executive Board members will determine, Base Salary in their respective discretion.
4.2.Annual Bonus. Executive shall be eligible to receive an annual incentive bonus (the “Bonus”), with a target amount equal to one hundred percent (100%) of his Base Salary, subject to annual review by the Committee. The Committee will make recommendations to the Board concerning, and the non-executive Board members will determine, Executive’s Bonus target in their respective discretion. The actual Bonus payable with respect to a particular fiscal year will be determined by the Board, after consulting with the Committee, based on the achievement of corporate and/or individual objectives established by the Board in consultation with the Committee and Executive. Notwithstanding the foregoing, the Bonus payable for the Company’s 2026 fiscal year shall be no less than fifty percent (50%) of the target Bonus, determined on a pro rata basis based on the number of days Executive is employed by the Company during 2026. Any Bonus payable under this paragraph is payable in whole or in part at the discretion of the Board, will be paid during the calendar year immediately following the fiscal year in respect of which the bonus is payable and, except as otherwise provided in Severance Agreement (as defined below), will only be paid if Executive remains continuously employed by the Company through the actual bonus payment date.
4.3.Equity Incentive Awards.
4.3.1.Beginning in 2027, Executive shall be eligible to receive equity-based compensation commensurate with his position in connection with any annual equity-based awards made to senior executives of the Company.  Such awards shall be made in the sole discretion of the Committee and shall be subject to the terms and conditions set forth in the Company’s 2018 Equity Incentive Plan (the “Plan”) (or other applicable plan) and award agreements, and in all cases shall be as determined by the Board.
4.3.2.As an inducement to Executive’s employment with the Company, the Committee shall approve an equity grant in the form of restricted stock units representing of one million five hundred thousand (1,500,000) shares of the Company’s common stock (the “Sign-On Equity Grant”).
4.3.3.The Sign-On Equity Grant will be made on the Effective Date. Such Sign-On Equity Grant shall be structured as an inducement grant under Nasdaq Listing Rule

5635(c), but otherwise subject to all terms and conditions of the 2020 Inducement Incentive Plan and related agreements. The Sign-On Equity Grant will vest in three equal installments on the first, second and third anniversaries of the Effective Date, respectively.
4.4.Employee Benefits. During Executive’s employment, Executive will be eligible to participate in all employee benefit plans and programs made available by the Company from time to time to its executives generally, subject to applicable plan terms and policies. The Company periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time.
4.5.Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time. The Company will reimburse Executive an aggregate amount up to ten thousand dollars ($10,000) for legal review of this Agreement, the Severance Agreement (as defined below) and the Restrictive Covenant Agreement (as defined below). Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during Executive’s term of employment; (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
5.Termination. Executive’s employment with the Company may be terminated by the Company or Executive at any time and for any reason. Upon any cessation of his employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company Group. Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in the Severance Agreement attached hereto as Exhibit A (the “Severance Agreement”).
6.Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to Executive pursuant to Sections 4 and 5 of this Agreement, Executive agrees to be bound by the provisions set forth in the Restrictive Covenant and Invention Assignment Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.
7.Miscellaneous.
7.1.Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.
7.2.Cooperation. Executive further agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company. The Company shall reimburse Executive any reasonable expenses incurred in rendering such cooperation.
7.3.Successors and Assigns. The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by him.
7.3.1.Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be subject to mediation followed by binding arbitration in Chester County, PA, provided, however, that any dispute involving the Restrictive Covenants of Section 6 may be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
7.4.Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
7.5.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
7.6.Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement.
7.7.Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested, (c) sent by telecopier, or (d) sent by email. Any notice or communication to Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its General Counsel. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.
7.8.Entire Agreement; Amendments. This Agreement (including its exhibits) contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter (including, without limitation, the employment term sheet). This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
7.9.Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.
7.10.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
7.11.Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) indicated below.

NEURONETICS, INC.

By: /s/ W. Andrew Macan

Name: W. Andrew Macan

Title: EVP, Chief Legal Officer

Date: March 12, 2026

DANIEL L. REUVERS

/s/ Daniel L. Reuvers

Date: March 12, 2026

Signature page to Employment Agreement